Exhibit 99

PRESS RELEASE — For Release:

January 28, 2003

Contact:

Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	Executive Vice President & Chief Banking Officer
Sun Bancorp, Inc.	Sun Bancorp, Inc.
570-523-4301	570-523-4305

SUN BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND AND

ANNOUNCES BOARD CHANGES

Lewisburg, PA, Sun Bancorp, Inc. (NASDAQ: SUBI) The Board of Directors of Sun Bancorp, Inc. announced that on January 23, 2003, it declared a quarterly cash dividend of $0.165 per share.  The dividend will be payable March 7, 2003 to shareholders of record February 21, 2003.

Sun also announced that Thomas B. Hebble is leaving the Sun Bancorp, Inc. and SunBank Boards of Directors.  Mr. Hebble filled one of the two board positions made available to F.N.B. Corporation when Sun Bancorp, Inc. purchased the Bucktail Bank franchise from F.N.B. Corporation in 1997. Mr. Hebble is leaving the board due to his recent promotion and relocation to Florida.

The Board has appointed Gary L. Tice to the Sun Bancorp, Inc. and SunBank Boards of Directors.  Mr. Tice is president and chief executive officer of F.N. B. Corporation and chairman of First National Bank of Florida in Naples, Florida.

“Tom Hebble has been an outstanding board member, and we appreciate the many contributions he has made as a member of our board,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

“We are also pleased to welcome Gary Tice to our board.  We look forward to Gary’s involvement and insights as a board member, particularly as we continue to grow and diversify through the addition of insurance and other financial services.” Mr. McCormack continued.

Sun Bancorp, Inc., parent company of SunBank, has $951 million in assets and is the largest bank holding company headquartered in north central Pennsylvania.  In addition, the company is one of the area’s largest employers with approximately 350 employees in Snyder, Union, Northumberland, Lycoming, Clinton and Luzerne counties.  Sun Bancorp, Inc. stock is traded on NASDAQ under the symbol “SUBI.”

Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania.  The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges.  Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached agreements to acquire Mid Penn Insurance and Steelton Bancorp, Inc.  Management believes that those acquisitions will close during the first quarter of 2003.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.